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                                                                    EXHIBIT 99.1

RFS TO ISSUE $125 MILLION OF SENIOR NOTES

Memphis, Tennessee, February 7, 2002 - RFS Hotel Investors, Inc ("RFS") (NYSE:
RFS) today announced that its operating partnership, RFS Partnership, L.P. (the "Partnership"), intends to offer $125 million of senior notes. The notes will be unconditionally guaranteed by RFS and certain of its subsidiaries. RFS and the Partnership intend to use the proceeds of the proposed offering primarily to repay certain secured indebtedness of RFS and the Partnership and to reduce borrowings outstanding under RFS's line of credit.

Subject to market conditions, the company expects to complete the notes offering during February 2002. The notes have not been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States absent registration under the Securities Act or under an applicable exemption from the registration thereunder. The notes will be privately placed pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Pursuant to a registration rights agreement, the notes are expected to be registered at a later date.

This news release is not an offer to sell or a solicitation of an offer to buy the notes referred to above, and they will not be sold in any state or jurisdiction in which an offer, solicitation or sale would be unlawful under the securities laws of that state or jurisdiction. The offering will be made under Rule 144A only to qualified institutional investors and to certain persons in offshore transactions in reliance on Regulation S.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. In particular, RFS's completion of the offering of unsecured fixed-rate debt is subject to various risks, including prevailing conditions in the public capital markets. There can be no assurance that the offering will be successfully completed. Other potential risks that could cause actual events to differ materially are included in filings with the Securities and Exchange Commission filings, including Forms 8-K, 10-K, 10-Q, S-3 and S-4 for RFS and the Partnership. RFS and the Partnership disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.